Exhibit 99.1

Talon International, Inc. Reports

Fourth Quarter and Year-End Financial Results for 2011

LOS ANGELES, Calif. — March 26, 2012 — Talon International, Inc. (OTCQB:TALN), a leading global supplier of zippers, apparel fasteners, trim and interlining products, reported financial results for the quarter and year ended December 31, 2011.

Highlights
•	Net Income for the fourth quarter of 2011 of $600,000 versus a loss of $24,000 for the same period in 2010.
•	Sales in the fourth quarter of $10.3 million – an increase of 14.6% over sales for the same period in 2010.
•	Net Income for the year of $729,000 – a $2.2 million improvement over the same period in 2010.
•	Sales in 2011 of $41.7 million – a modest increase over sales in 2010.

Financial Results

Sales for the quarter ended December 31, 2011 were $10.3 million, reflecting an increase of $1.3 million or 14.6% from the same quarter of 2010.  Zipper sales for the quarter ended December 31, 2011 were $4.8 million as compared to $4.3 million for the same quarter in 2010, and Trim product sales for the quarter ended December 31, 2011 were $5.5 million, an increase of $816,000 from the same quarter in 2010.  Sales for the year ended December 31, 2011 were $41.7 million reflecting a slight increase of 0.5% from the same period in 2010.  Zipper sales for the full year 2011 were $22.6 million, compared to $24.5 million for the same period in 2010.  Trim product sales were $19.0 million for the full year 2011, reflecting an increase of 12.5% compared to the same period last year.

“Our sales results for 2011 were up modestly from the prior year, as we added new brands reflecting strong growth in the second half of the year, and overshadowed a soft first half due to increased competition within the mass merchandiser market sector”, noted Lonnie Schnell, Talon’s CEO.  “For the full year 2011 we added in excess of $6 million in sales from new products and private label brands who chose Talon over former suppliers to serve their apparel trim requirements going forward.  In addition more than a dozen new retailers nominated Talon in 2011 to become their zipper supplier and these new nominations constituted approximately 10% of our zipper sales for the year.  These strategic gains in image-focused specialty brands more than offset the decline we experienced in the sales of price sensitive generic zippers and trim products to non-branded mass merchandisers and licensing customers who have targeted their purchases to the lowest cost products available.”

Gross profit for the quarter ended December 31, 2011 was $3.4 million or 33.3% of sales, as compared to $3.0 million or 33.1% of sales for the same quarter in 2010.  Gross profit for the year ended December 31, 2011 was $13.2 million or 31.7% of sales, as compared to $12.5 million or 30.1% of sales for the same period in 2010.  The gross profit margin improvements for both the quarter and the full year of 2011, as compared to the same period in 2010, were principally attributable to higher margins on new customer sales, a greater mix of higher-margin trim sales, and lower costs for freight, manufacturing and inventory.

Operating expenses for the fourth quarter of 2011 were $2.6 million as compared to $2.9 million for the same quarter in 2010. Operating expenses for the full year 2011 were $11.9 million as compared to $11.0 million for the same period in 2010.  The increase in operating expenses for the year 2011 was mainly associated with the strategic expansion of our internal sales force and external sales representative network in the US, Europe and Asia during 2011, increased charges for non-cash compensation expenses of $340,000 and the beneficial effect of the sale in 2010 of a note receivable for $275,000.  These changes were partially offset by the expiration and settlement of 2007 and prior claims by previous suppliers to our discontinued Mexico operations totaling $381,000.  Sales and marketing expenses for the quarter ended December 31, 2011 were $1.2 million as compared to $0.8 million for the same quarter in 2010.  Sales and marketing expenses for the year ended December 31, 2011 were $4.3 million as compared to $3.0 million for the same quarter in 2010.  General and administrative expenses for the quarter ended December 31, 2011 were $1.5 million as compared to $2.2 million for the same quarter in 2010.  General and administrative expenses for the year ended December 31, 2011 were $7.6 million as compared to $8.0 million for the same period in 2010.

Interest expense for the quarter ended December 31, 2011 was $57,000 as compared to $19,000 the same quarter in 2010.  Interest expense for the year ended December 31, 2011 was $124,000 as compared to $1.8 million for the same period in 2010. The decrease was the result of the elimination of all the debt under our former revolving credit line and term notes with our lender, that were fully converted into preferred stock as of July 30, 2010.

A loss on the extinguishment of this debt in the amount of $571,000 was recorded during the year ended December 31, 2010 as a result of the Recapitalization Agreement transactions between us and our lender in July 2010. There was no loss on extinguishment of debt for the fiscal year 2011.

The net income for the quarter ended December 31, 2011 was $600,000 as compared to a net loss of $24,000 for the same quarter in 2010.  The year ended December 31, 2011 reflected net income of $729,000 as compared to a net loss of $1.5 million for the year in 2010.

Conference Call

Talon International will hold a conference call on Monday, March 26, 2012, to discuss its fourth quarter and year-end financial results for 2011. Talon’s CEO Lonnie D. Schnell will host the call starting at 4:30 P.M. Eastern Time. A question and answer session will follow the presentation.

To participate, dial the appropriate number 5-10 minutes prior to the start time, request the Talon International conference call and provide the conference ID.

Date: Monday, March 26, 2012

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-877-317-6789

International callers: 1-412-317-6789

A replay of the call will be available later that evening and will be accessible until April 23, 2012. The replay call-in number is 1-877-870-5176 for domestic callers and 1-858-384-5517 for international. Pin number 10011842.

About Talon International, Inc.

Talon International, Inc. is a global supplier of apparel fasteners, trim and interlining products to manufacturers of fashion apparel, specialty retailers, mass merchandisers, brand licensees and major retailers.  Talon manufactures and distributes zippers and other fasteners under its Talon® brand, known as the original American zipper invented in 1893. Talon also designs, manufactures, engineers, and distributes apparel trim products and specialty waistbands under its trademark names, Talon, Tag-It and TekFit, to major apparel brands and manufacturers worldwide including Kohl’s, J.C. Penney, Wal-Mart, Abercrombie and Fitch, V.F. Corporation, Express, Tom Tailor, Polo Ralph Lauren, Eddie Bauer, Fat Face, et al. The company has offices and facilities in the United States, United Kingdom, Hong Kong, China, Taiwan, India and Bangladesh.

Company Contact

Talon International, Inc.
Rayna Hernandez
Tel (818) 444-4128
raynah@talonzippers.com

TALON INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited)		(Audited)
	2011	2010	2011	2010
Net sales	$10,283,385	$8,974,081	$41,668,507	$41,459,747
Cost of goods sold	6,861,297	6,003,675	28,464,741	28,999,355
Gross profit	3,422,088	2,970,406	13,203,766	12,460,392

Sales and marketing expenses	1,158,965	750,096	4,260,609	3,035,228
General and administrative expenses	1,477,053	2,172,788	7,603,909	7,953,756
Total operating expenses	2,636,018	2,922,884	11,864,518	10,988,984

Income from operations	786,070	47,522	1,339,248	1,471,408

Interest expense, net	56,881	18,879	123,998	1,771,662
Loss on extinguishment of debt	-	-	-	570,915
Income (loss) before provision for income taxes	729,189	28,643	1,215,250	(871,169)
Provision for income taxes	129,433	52,330	486,117	595,651
Net income (loss)	$599,756	$(23,687)	$729,133	$(1,466,820)

Available to Preferred Shareholders:
Series B Preferred Stock Original Issue Discount	-	-	-	(903,172)
Series B Preferred Stock Liquidation Preference Increase	(775,190)	(668,268)	(2,851,274)	(1,113,779)
Loss applicable to Common Shareholders	$(175,434)	$(691,955)	$(2,122,141)	$(3,483,771)

Per share amounts:
Net income (loss) per share	$0.03	$(0.00)	$0.04	$(0.07)
Available to Preferred Shareholders	(0.04)	(0.03)	(0.14)	(0.10)
Basic and diluted net loss per share applicable to Common Shareholders	$(0.01)	$(0.03)	$(0.10)	$(0.17)
Weighted average number of common shares outstanding - Basic and diluted	21,000,808	20,291,433	20,567,640	20,291,433

TALON INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS
(Audited)

	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$5,749,341	$2,795,284
Accounts receivable, net	3,777,771	3,350,935
Inventories, net	1,076,522	1,271,991
Prepaid expenses and other current assets	314,761	331,924
Total current assets	10,918,395	7,750,134

Property and equipment, net	1,092,609	1,582,327
Intangible assets, net	4,110,751	4,110,751
Other assets	236,411	384,455
Total assets	$16,358,166	$13,827,667

Liabilities, Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$6,607,041	$5,231,036
Accrued expenses	1,543,465	1,865,841
Notes payable to related parties	239,942	275,215
Other notes and current portion of capital lease obligations	73,148	69,608
Total current liabilities	8,463,596	7,441,700

Capital lease obligations, net of current portion	10,461	17,492
Deferred income taxes	751,148	608,554
Other liabilities	379,803	740,877
Total liabilities	9,605,008	8,808,623

Series B Convertible Preferred Stock, $0.001 par value; 407,160 shares authorized, issued and outstanding	20,671,738	17,820,464

Stockholders’ Equity (Deficit):
Series A Preferred Stock, $0.001 par value; 250,000 shares authorized; no shares issued or outstanding	-	-
Common Stock, $0.01 par value, 100,000,000 shares authorized; 21,000,808 and 20,291,433 shares issued and outstanding at December 31, 2011 and December 31, 2010, respectively	21,001	20,291
Additional paid-in capital	57,948,111	56,975,314
Accumulated deficit	(71,949,921)	(69,827,780)
Accumulated other comprehensive income	62,229	30,755
Total stockholders’ equity (deficit)	(13,918,580)	(12,801,420)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$16,358,166	$13,827,667